Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2006, relating to the consolidated financial statements and financial statement schedule of Regent Communications, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Regent Communications, Inc. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
May 10, 2006